EXHIBIT 99.1


                       IN THE UNITED STATES DISTRICT COURT
                    FOR THE WESTERN DISTRICT OF PENNSYLVANIA


ASHISH BAHL, YASHMEEN VIJ               )    CIVIL DIVISION
BAHL, MOHINDER BAHL, and                )
JEROME SCHERER,                         )
         Individuals                    )
                                        )
         Plaintiffs                     )     CIVIL ACTION NUMBER
                                        )
         vs.                            )     COMPLAINT
                                        )
JAMES A. FRYE and JANICE FRYE           )
individually and as husband and wife    )
and THE ITALIAN OVEN, INC.              )
A PENNSYLVANIA CORPORATION              )
                                        )
         Defendants                     )
                                        )
                                        )
                                        )     Filed on Behalf of:
                                        )     Plaintiffs
                                        )
                                        )     Counsel of Record for this Party:
                                        )
                                        )     Carl B. Zacharia, Esquire
                                        )     Pa. I.D. No. 70516
                                        )
                                        )     4304 Walnut Street
                                        )     Suite 2
                                        )     McKeesport, PA  15132
                                        )
                                        )     (412) 751-5670




JURY TRIAL DEMANDED

                       IN THE UNITED STATES DISTRICT COURT
                    FOR THE WESTERN DISTRICT OF PENNSYLVANIA


ASHISH BAHL, YASHMEEN VIJ               )       CIVIL DIVISION
BAHL, MOHINDER BAHL, and                )
JEROME SCHERER,                         )
         Individuals                    )
                                        )
         Plaintiffs                     )        CIVIL ACTION NUMBER
                                        )
         vs.                            )
                                        )
JAMES A. FRYE and JANICE FRYE           )
individually and as husband and wife    )
and THE ITALIAN OVEN, INC.              )
A PENNSYLVANIA CORPORATION              )
                                        )
         Defendants                     )

                                    COMPLAINT
                                    ---------

         AND NOW comes the Plaintiffs, Ashish Bahl, Yashmeen Bahl, Mohinder Bahl, and Jerome Scherer by and through their attorney, Carl B. Zacharia, Esquire, and files the following Complaint.

                              JURISDICTION & VENUE
         1. This action is brought under Section 22 of the Securities Act of 1933, as amended, 15 U.S.C. ss. 77v (The "1933 Act"); Section 27 of the Securities Exchange Act of 1934, as amended, 15 U.S.C. ss. 78aa (The "1934
Act"); and under principles of supplemental jurisdiction. The amount in controversy exceeds, exclusive of interests and costs, the sum of $50,000.00.

         2. This action states claims pursuant to Sections 10 and 20 of the 1934 Act, and the rules and regulations promulgated thereunder; Sections 12 and 15 of the 1933 Act; Sections 401 and 503 of the Pennsylvania Securities Act; and common law claims of fraudulent misrepresentation.

         3. Certain of the acts and transactions constituting the violations of the Federal Securities Laws alleged herein or constituting the offer or sale of securities described herein have occurred within the Western District of Pennsylvania. This action is commenced within the time prescribed by the applicable statutes of limitations.

                                   THE PARTIES
         4. Plaintiff Ashish Bahl is an adult individual whose present residence is 2690 Dellwood Drive, Atlanta, Georgia, 30305. Prior to February 1995, Plaintiff Ashish Bahl was a resident of the Commonwealth of Pennsylvania residing at 711 Windvue Drive, Pittsburgh, PA.

         5. Plaintiff Yashmeen Vij Bahl is an adult individual whose residence is 2690 Dellwood Drive, Atlanta, Georgia, 30305. Prior to February 1995, Plaintiff Yashmeen Vij Bahl was a resident of the Commonwealth of Pennsylvania residing at 711 Windvue Drive, Pittsburgh, PA.

         6. Plaintiff Mohinder Bahl is an adult individual whose residence is 17 Oak Glen Drive, Oakmont,
PA 15139.

         7. Plaintiff Dr. Jerome Scherer is an adult individual whose residence is 4236 Wembleton Drive, Allison Park, PA 15101.

         8. Defendant The Italian Oven, Inc. (hereinafter "Company"), was formerly known as Fornello, USA, Incorporated (hereinafter "Fornello"), is a Pennsylvania Corporation that has as its principal place of business, 11 Lloyd Avenue, Latrobe, Pennsylvania 15650.

         9. Defendants James A. Frye (hereinafter "Frye") and Janice M. Frye, his wife, are an adult individuals whose residence is R.D. #1, Old Franklin Road, Stahlstown, PA 15687. At all times relevant hereto, James A. Frye was the Chairman of the Board, Chief Executive Officer and Director of the Company. At all times relevant hereto, Janice M. Frye was the wife of Defendant Frye and at some point in time became the Vice President of Design. Where relevant, Defendant Janice M. Frye will be referenced herein together with her husband Defendant James A. Frye as "Defendant Frye and his wife".


                               Plaintiff Purchases

         10. Plaintiff Ashish Bahl purchased common shares in the Company on the dates and in the amounts shown hereinbelow. All checks were made payable to The Italian Oven, Inc.

         Date                Shares          Price        Amount
         ----                ------          -----        ------
         10/19/93            10,000          $10.00       $100,000.00
         11/04/93             3,000          $10.00         30,000.00
         02/11/94             1,000          $20.00         20,000.00
         06/30/94             2,000          $20.00         40,000.00
         08/04/94             3,000          $20.00         60,000.00
         10/18/94             1,000          $20.00         20,000.00
                                                Total    $ 270,000.00

         11. Plaintiff Yashmeen Vij Bahl purchased common shares in the Company on the dates and in the amounts shown hereinbelow. All checks were made payable to The Italian Oven, Inc.

         Date              Shares        Price     Amount
         ----              ------        -----     ------
         11/01/94           2,000       $20.00    $40,000.00

         12. Plaintiff Mohinder Bahl purchased common shares in the Company on the dates and in the amounts shown hereinbelow. All checks were made payable to The Italian Oven, Inc.

         Date              Shares        Price     Amount
         ----              ------        -----     ------
         10/19/93           2,000       $10.00    $20,000.00

         13. Plaintiff Jerome Scherer purchased common shares in the Company on the dates and in the amounts shown hereinbelow. All checks were made payable to The Italian Oven, Inc.


         Date              Shares        Price     Amount
         ----              ------        -----     ------
         12/22/92           2,000       $10.00    $20,000.00
         05/26/94           2,000       $20.00    $40,000.00
                                         Total    $60,000.00

                                Factual Overview
         14. This case involves a series of violations of the anti-fraud provisions of the 1933 Act, 1934 Act, the Pennsylvania Securities Act and common law fraudulent misrepresentation all in connection with the purchase and sale of securities. Defendant Company produced a document entitled "Private Placement Memorandum" (hereinafter "PPM"). Defendant James A. Frye and his wife, used this false and fraudulent PPM to sell their own personal holdings of securities in The Italian Oven, Inc. This PPM fraudulently states that the Company was issuing and selling 400,000 new shares of common shares in the Company and will receive therefrom $4,000,000 in new working capital to be used to expand and grow the company. Plaintiffs purchased a substantial number of shares in the Company relying upon the PPM as well as oral communications resulting from face to face and telephonic dealings with Defendant Frye regarding, inter alia, the high value of the company, strong demand for shares, a promised stock split when the Company went public, investment banker interest in the Company, and statements that a well known corporation had purchased common shares in the Company. The Company, Defendant Frye and his wife fraudulently misled Plaintiffs and failed to disclose the fact that, there never was any new issuance of shares, that Defendant Frye and his wife sold their own personal holdings to Plaintiffs and a large number of others, that Defendant Frye and his wife misappropriated the proceeds of Plaintiffs' purchase to their own personal benefit, and that the true nature of the transactions with this well known corporation were for preferred convertible shares as well as options and warrants which were sold to such corporation for substantially less than the price Plaintiffs had paid for their shares and caused a serious dilution in Plaintiffs holdings. In addition, Defendant Company and Defendant Frye and his wife continued to make false statements and failed to disclose statements of material fact to Plaintiffs as they continued to perpetuate an ongoing fraud upon Plaintiffs as stated further herein.

                                    Exhibits
         15. Defendant Company prepared and provided Plaintiffs with the PPM dated in June 1993. A true and correct copy of which is attached hereto, marked as Exhibit "A," and incorporated by reference.
         16.  On  September  28,  1995,  Defendant  Company  filed  a  Form  S 1
(hereinafter "Registration Statement") with the United States Securities and Exchange Commission. A true and correct copy of the documents accompanying this filing are attached hereto, marked as Exhibit "B," and incorporated by reference.
         17. On November 29,1 994, Defendant Company filed a Form 1-A with the United States Securities and Exchange Commission. Included with this Form 1-A was an Offering Circular that was to be used as part of a rescission offer. A true and correct copy of both documents is attached hereto, marked as Exhibit "C," and incorporated by reference.

Plaintiff's were not aware of and did not receive a copy of the Form 1-A until Plaintiffs' counsel obtained a copy from the Pennsylvania Securities Commission.

         18. On June 1995, Ralph Guarino, President and Chief Operating Officer of the Company, sent a letter to Plaintiffs stating that an engagement letter with prospective underwriters has been signed and that 2,300,000 shares would be offered at a price of between $10 and $12 per share after a stock split to be determined. A true and correct copy of this letter is attached hereto, marked as Exhibit "D," and incorporated by reference.

          The Private Placement Memorandum and Misappropriation of Proceeds

         19. As shown below, the PPM was a false and misleading document and stated, inter alia, the following representations that:

                  a) the offering was a new issue of 400,000 common shares for $4,000,000 (first page);
                  b) all of the proceeds would go to Company (first page);
                  c) $3.6 million of the proceeds would be used for working capital, to grow the company and add 8 new restaurants (page
                  10);
                  d) the pro forma cash flow statement showed $4,000,000 as cash coming from the issuance of common stock (page 49);
                  e) the pro forma balance sheet showed cash growing from the actual amount of $103,000 in September 1992 to $2,817,000 in September of 1993 due to the cash from the proceeds of the issuance (page 48); f) the pro forma balance sheet also shows property & equipment grow from an actual amount of $2,689,000 in September of 1992 to $6,626,000 in September of 1994 (page
                  48);
                  g) at various places throughout the PPM, it states that the projections are based on the sufficiency of capital being available.

         20. Plaintiffs believe and therefor aver that the Defendant Company and Defendant Frye and his wife knew that the PPM contained untrue statements of material facts upon which the Plaintiff relied, and did omit to state material facts necessary to make the statements made in the light of the circumstances under which they were made not misleading.

         21. There was no new issuance of common shares in the Company. This is evidenced by the Company's Registration Statement (page F-7), which shows that the number of shares from 1992 to 1994 grew from 1,434,600 shares at the end of 1992 to 1,581,614 shares at the end of 1994. None of the increase was due to any new issuance of shares. Furthermore, the Statements of Cash Flows shows no cash coming from the issuance of common stock throughout the period Plaintiffs made their purchases.

         22. None of the proceeds went into the Company as was stated in the PPM. Plaintiffs believe and therefor aver that Defendant Frye and his wife misappropriated the proceeds of Plaintiffs' purchases in that all or most all of the proceeds from Plaintiffs' as well as the investment of others went either directly or indirectly to Defendant Frye and his wife personally.

         23. Pages I-7 through I-9 of the Form 1 A evidences that Defendant Frye and his wife sold $1,212,680.00 of their personal holdings in the Company to a listing of over 40 individuals from November 1993 through November 1994.

         24. Plaintiffs believed, based upon the financial situation and projections of the PPM, as well as the statements therein that there would be additional capital coming into the Company from Plaintiffs' as well as others' investments, that they were investing in a Company that had high potential. Plaintiffs believed that they and others were providing much needed new capital to grow the Company, and that each and every purchaser was paying the same price for the same class of shares. The Plaintiffs were led to believe and did in fact believe, based upon the PPM and oral communications made to them by Defendant Frye that there was a strong demand for shares in the Company and that each new investor was contributing his or her capital into the Company in order to expand and grow the Company.

         25. The only purchases that occurred previous to the PPM was Plaintiff Jerome Scherer's initial purchase which occurred on December of 1992. However, prior to his second purchase in May of 1994, Plaintiff Scherer did receive a copy of the PPM from Defendant Company and/or Defendant Frye and made his second purchase based upon the representations therein. Plaintiff Scherer was not informed that he was purchasing the personal share holdings of Defendant Frye and his wife at any time prior to his purchases and always believed that the proceeds from his as well as others' investment went into the Company.

                           The Armstrong Transactions
         26. In September of 1993, the Company entered into a Stock, Debenture and Warrant Purchase Agreement with Armstrong Holdings, Inc. (hereinafter "Armstrong") whereby the Company issued to Armstrong 353,229 shares of Series A Preferred Sock, a subordinated debenture in the principal amount of $500,000.00, a common stock purchase warrant to purchase up to 100,000 shares of common stock at an exercise price of $5.00 per share, and a Preferred Stock Purchase Warrant to purchase up to 50,000 shares of Series A Preferred Stock for an exercise price of $10.00 per share.

         27. The preferred shares referred to in the preceding paragraph received dividends in the amount of $.60 per year and were convertible into common shares at a ratio 1.25 common shares for every preferred share. On an undisclosed date Armstrong converted 403,229 issuer preferred shares into 504,036 issuer common shares, receiving 1.25 issuer common shares for each share of the Company preferred stock. Armstrong also converted a total of $371,000 of accumulated unpaid dividends on its shares of preferred stock into 46,375 issuer common shares at a conversion price of $8.00 per share.

         28. While Plaintiffs purchased a total of 28,000 common shares for $390,000.00, or $13.93 per share on average, Armstrong received, through convertible preferred shares and warrants, beneficial ownership of 650,411 common shares for $4,903.290.00 or $7.54 per share on average. Plaintiffs were charged approximately 84.7% more for their shares than Armstrong. In addition to or in the alternative, if the Company's transactions with Armstrong versus the Company's transactions with Plaintiffs are viewed without the inclusion of the dividends Armstrong received, Armstrong acquired beneficial ownership of 650,411 common shares for $4,532,290 or $6.97 per share on average. When viewed this way Plaintiffs paid nearly double the amount paid by Armstrong. In addition, Plaintiffs incurred extensive dilution in their security interests in the Company due to these transactions with Armstrong and the Defendant Company as well as Defendant Frye had a duty to disclose the existence of these transactions to Plaintiffs prior to their purchases.

         29. Defendant Frye intentionally and wilfully misled Plaintiffs into believing that Armstrong had purchased the same type and class of shares Plaintiffs did for the same price. Defendant Frye falsely stated to Plaintiffs that Armstrong had purchased common shares based upon the information contained in the PPM and failed to disclose the truth of the transactions to Plaintiffs. Plaintiffs. did not know, nor could they have reasonably known the truth of the Armstrong transactions.

         30. At a face to face meeting on or about the week of Thanksgiving in 1994, between Defendant Frye and Plaintiff Ashish Bahl, at Station Square in Pittsburgh, Defendant Frye disclosed the transactions with Armstrong. At this meeting, Defendant Frye knowingly, wilfully, and/or recklessly misrepresented that Armstrong had purchased the same class of stock as Plaintiffs.

         31. Plaintiffs, being knowledgeable of the reputation of Armstrong as a large, reputable, financially savvy corporation, relied on the false and misleading oral statements by Defendant Frye that Armstrong made its purchases pursuant to the PPM and purchased common shares in the Company.

              Additional False Statements and Omissions of Material Fact
         32. In early 1994, Defendant Frye informed Plaintiffs that the price of common shares in the Company had now doubled to $20.00 per share, and falsely and fraudulently communicated to Plaintiffs that demand was great, the private placement had been over subscribed, that the price was soon heading to $100.00 share, and that Plaintiffs were fortunate" to be able to purchase shares at $20.00 per share.

         33. Throughout 1994, in telephone conversations and face to face meetings with Plaintiffs, Defendant Frye made continuous, on-going, false statements and misrepresentations as follows:

         a) that the valuation of the Company was high;
         b) that there would be a stock split prior to an initial public offering;
         c) that when the initial public offering occurred the shares would be valued at up to ten (10) times the price Plaintiffs paid for their shares;
         d)  that the Company was or was about to become profitable;

         e) that other companies, including Appleby's, were interested in purchasing the Company;

         f) that Investment bankers, including Merrill Lynch and Goldman Sachs, were 'courting' the Company;

         g) that the Company would be profitable by the second quarter of 1995;

         h) that demand for shares in the Company was high and that the price was heading towards $100.00 per share

         34. Sometime in 1995, Defendant Company held a rescission offer claiming that there may or may not have been a valid exemption for certain of their sales of securities. As part of this rescission offer, Defendant Company created an Offering Circular which is attached hereto. In violation of the anti-fraud provisions of the federal and state securities statutes as referenced in this claim, Defendants failed to provide a copy of this Offering Circular to Plaintiffs. Additionally, this document in and of itself is a violation of these securities statutes in that nowhere does it state; that the new issuance as referenced in the PPM never took place, that the shares purchased by the Plaintiffs as well as other investors were shares owned by Defendant Frye and his wife, that the proceeds from the sale of these shares went to Defendant Frye and his wife, or the true and complete nature of the Armstrong transactions.

         35. Plaintiffs believe and therefor aver that Defendant Company intentionally, wilfully and/or recklessly failed to deliver a copy of the Offering Circular because they did not have the funds to pay the rescission amount and realized that had Plaintiffs known the truth of the use of the proceeds from their investments, that there never was a new issuance and infusion of new capital therefrom, the true financial situation of the Company, and the true nature of the transactions with Armstrong they would have not have purchased the shares to begin with and would have readily taken the rescission offer.

         36. Plaintiffs believe and therefore aver that Defendant Company and Defendant Frye and his wife continued an on-going fraud against Plaintiffs by not providing an Offering Circular as well as by making a number of fraudulent statements to Plaintiffs that if Plaintiffs took the rescission offer they would; "miss out, " that the public offering was coming soon, that no one else had taken the rescission offer, and that Plaintiffs' current share holdings would be worth close to $100 per share at the time of the impending initial public offering.

         37. It was not until they obtained and read a copy of the Registration Statement that Plaintiffs had realized they had been defrauded. At that time Plaintiffs realized that there was not going to be a stock split, that the value of their shares in the Company was substantially less than they were purported to be, that Armstrong had been given preferred, convertible shares at a lower price, with options and dividends and not the common stock that Plaintiffs had been told Armstrong had received.

         38. In November of 1995, the Company had its initial public offering. The stock opened at a little over $8.00 per share and has never gone higher than $8.375 per share.

         39. On March 4, 1996 Plaintiffs, through their attorney, sent a letter, certified mail, to Defendant Company and Defendant Frye demanding rescission. This demand was rejected.

         40. Defendant Frye together with his wife Janice Frye, used his special status as Chief Executive Officer, Chairman of the Board, and as founders and controlling shareholders of the Company, provided the fraudulent PPM to Plaintiffs, made oral misrepresentations of fact, and failed to disclose material facts, knowingly, intentionally, and/or recklessly in order to receive immense personal profit to the detriment of Plaintiffs as well as other shareholders.

                                     COUNT I

         41. Paragraphs 1 through 40 are incorporated by reference as if set forth in full herein.

         42. Plaintiffs purchases in the Company were securities under the 1993 Act.

         43. The misrepresentations, omissions and the misleading disclosures of material facts described above were made in violation of Section 12(2) of the 1993 Act.

         44. This action is brought within the time period specified in Section 13 of the 1933 Act and the federal doctrine of equitable tolling is applicable in that Defendant Company and/or Defendant Frye and his wife acted to fraudulently conceal the facts and actively misled Plaintiffs. In addition,
Plaintiffs were not reasonably able to ascertain the truth until the Registration Statement had been filed.

         45. As a result of the above violations of law described in this claim, Defendant Company and Defendant Frye and his wife are jointly and severally liable to Plaintiffs as sellers and/or controlling persons. Plaintiffs seek to recover the consideration paid for their securities, plus interest, less the amount of income received upon tender of their share, or for damages in an amount in excess of $390,000.00.

                                    COUNT II

         46. Paragraphs 1 through 45 are incorporated by reference as if set forth in full herein.

         47. As described above, Defendants, and each of them, separately and in concert, directly and indirectly, conspired to, aided and abetted each other to, and did through the use of the mails and other means and instrumentalities of interstate commerce, and in connection with the purchase of securities, knowingly, willfully and recklessly:

         a) Make untrue statements of material facts upon which the plaintiffs relied and did omit to state material facts necessary to make the statements made in the light of the circumstances under which they were made, not misleading,

         b) Employ manipulative, deceptive, and fraudulent devices, schemes and artifices to defraud plaintiffs, and

         c) Engage in acts, practices, and a course of conduct which operated as a fraud and deceit upon the plaintiffs, all in violation of Section 10(b) of the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

         48. As a result of the above violations of law described in this claim, Plaintiffs have been damaged in the amount of their investment and seek to recover, upon tender of their securities back to Defendants, the consideration paid for their securities, plus lost use of the money Plaintiffs invested and other damages.

         49. This action is brought within the time period specified applicable statute of limitations and the federal doctrine of equitable tolling is applicable in that Defendant Company and/or Defendant Frye and his wife's acts of fraudulent concealment as stated herein actively misled Plaintiffs. In addition, Plaintiffs were not reasonably able to ascertain the truth until the Registration Statement had been filed.

                                    COUNT III
         50. Paragraphs 1 through 49 are incorporated by reference as if set forth in full herein.

         51. This Court has jurisdiction over the claims and allegations set forth in this Third Count because they are pendent to the federal claims alleged in the First and Second Counts as they derive from a common nucleus of operative facts.

         52. The claims of Plaintiffs in this Third Count arise under the Securities Laws of the Commonwealth of Pennsylvania (70 P.S. ss. 1-101 et. seq.).

         53. As described above, Defendants, and each of them, separately and in concert, directly and indirectly, conspired to, aided and abetted each other to, and did through the use of the mails and other means and instrumentalities of interstate commerce, and in connection with the purchase of securities, knowingly, willfully and recklessly:

         a) Makes untrue statements of material facts upon which the plaintiffs relied and did omit to state material facts necessary to make the statements made in the light of the circumstances under which they were made, not misleading,

         b) Employ manipulative, deceptive, and fraudulent devices, schemes and artifices to defraud plaintiffs, and

         c) Engage in acts, practices, and a course of conduct which operated as a fraud and deceit upon the plaintiffs,

all in violation of Section 401 of the Securities Exchange Act of 1934, and the rules of the Securities and Exchange Commission promulgated thereunder.

         54. The rescission offer made by the Company is not a defense available to either Defendant in that the rescission offer failed to state the fraudulent statements and omissions as the respect in which liability the Pennsylvania Act may have arisen.

         55. As a result of the above violations of law described in this claim, Plaintiffs have been damaged in the amount of their investment and seek to recover, upon tender of their securities back to Defendants, the consideration paid for their securities, plus lost use of the money Plaintiffs invested and other damages.

                                    COUNT IV

         56. Paragraphs 1 through 55 are incorporated by reference as if set forth in full herein.

         57. Pursuant to Section 15 of the 1933 Act, Section 20 of the 1934 Act, and Section 503 of the Pennsylvania Securities Act, Defendant Frye and his wife, as stock owners and as directors controlled the Company and are jointly and severally liable as controlling persons to the same extent as the Company is as the controlled person for violations of Section 12 of the 1933 Act, Section 10b of the 1934 Act, and Section 401 of the Pennsylvania Securities Act.

                                     COUNT V

         58. Paragraphs 1 through 57 are incorporated by reference as if set forth in full herein.

         59. This Court has jurisdictions over the claims and allegations set forth in this Fifth Count because they are pendent to the federal claims alleged in the First and Second Counts as they derive from a common nucleus of operative facts.

         60. As set forth hereinabove, Defendant Frye and/or Defendant Company made fraudulent misrepresentations to Plaintiffs both orally and in writing, and intentionally failed to disclose and thereby concealed material facts.

         61. As set forth in the preceding paragraphs, Defendant Frye and Defendant Company made these fraudulent misrepresentations to and intentionally withheld critical, material facts from Plaintiffs with the intention that Plaintiffs be induced to purchase securities in the Company.

         62. Plaintiffs relied upon the oral and written communications made and provided to them and as a proximate result of these, suffered losses in their investment.

         63. Punitive damages are allowable in the Commonwealth of Pennsylvania for both the intentional withholding of critical information and fraudulent misrepresentation.

         64. As a result of the above violations of law described in this claim, Plaintiffs have been damaged in the amount of their investment and seek to recover, either rescission of the securities in the Company or damages in an amount determined to have been sustained by each Plaintiff.

                                   Jury Demand

         65. Plaintiffs demand a jury trial on all issues so triable.

         WHEREFORE, the Plaintiffs demand judgment against Defendants and each of them as follows:

         a) Rescission of the investments with damages in the sum of their investments, plus lost use of the money invested, less cash distributions received,
         b)  Lost use of Plaintiffs investment;
         c)  Punitive damages as allowable;
         d)  Costs and Attorneys' fees;
         e) Such other and further relief as this Court may deem just and proper.

                                              Respectfully submitted,


Date:_______________________                  ______________________________
                                              Carl B. Zacharia, Esq.
                                              Attorneys for Plaintiffs

                                              4304 Walnut Street - Suite 2
                                              McKeesport, PA  15132
                                              (412) 751-5670

                                              Pa. I.D. No. 70516